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                                                                    Exhibit 99.1


                        OREGON METALLURGICAL CORPORATION

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         SPECIAL MEETING OF SHAREHOLDERS
                                 MARCH 24, 1998

     The undersigned appoints CARLOS E. AGUIRRE and DENNIS P. KELLY or either of them, each with power of substitution and revocation, proxies or proxy to vote all shares of Common Stock which the undersigned is entitled to vote with all powers which the undersigned would possess if personally present, at the Special Meeting of Shareholders of OREGON METALLURGICAL CORPORATION on March 24, 1998, and any postponements or adjournments thereof, upon the matter set forth on the reverse of this card, and, in their discretion, upon such other matters as may properly come before such meeting.

SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THIS PROXY CARD AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED "FOR" THE PROPOSAL.


                Please, vote, date and sign on the reverse side.


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                                  REVERSE SIDE

[X]   Please mark your votes as indicated in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING ITEM:

Approval of the Agreement and Plan of Merger among Allegheny Teledyne Incorporated, Sea Merger Inc. and Oregon Metallurgical Corporation and the transactions contemplated thereby.

[ ]       FOR
[ ]       AGAINST
[ ]       ABSTAIN


Signature ________________________ Signature if held jointly ___________________

Date: _________________, 1998

Please sign EXACTLY as your name appears at the left. When signing as a fiduciary or representative, give full title. For joint accounts, please furnish all signatures.


                            * FOLD AND DETACH HERE *